Contact:
Sara Buda
Lionbridge Technologies
(781) 434-6190
sara_buda@lionbridge.com

LIONBRIDGE RESCHEDULES Q4 AND FY2005 EARNINGS RELEASE AND CONFERENCE CALL FOR FEBRUARY 15, 2006

WALTHAM, Mass. – February 7, 2006 — Lionbridge (Nasdaq: LIOX) today announced that it is postponing its Q4 and FY 2005 earnings announcement for one week in order to finalize the acquisition-related accounting activities associated with combining the financial operations of Bowne Global Solutions (BGS), which it acquired on September 1, 2005.

“We are postponing our earnings announcement simply to give our internal finance team and external consultants an extra few days to complete the process of finalizing BGS’ year end financials,” said Steve Lifshatz, CFO of Lionbridge. “We expect to complete these activities in the next few days. We are on track for a timely filing of the 10k and look forward to discussing the operational and financial performance of the Company on our earnings call next week.”

The company’s conference call to discuss results of the fourth quarter and FY 2005 will take place on Wednesday, February 15, 2006 at 4:30 pm ET. To participate in the conference call, domestic callers can dial (888) 639-6205 and international callers can dial (703) 925-2608.
The conference call will also be available live via the Internet by accessing http://www.lionbridge.com/webcast/Feb15.

About Lionbridge
Lionbridge Technologies, Inc. (NASDAQ: LIOX) is a provider of globalization and offshoring services. Lionbridge combines global resources with proven program management methodologies to serve as an outsource partner throughout a client’s product and content lifecycle, from development to globalization, testing and maintenance. Global organizations rely on Lionbridge services to increase international market share, speed adoption of global products and content, and enhance their return on IT system investments. Based in Waltham, Mass., Lionbridge maintains more than 50 solution centers in 25 countries and provides services under the Lionbridge and VeriTest brands. To learn more, visit http://www.lionbridge.com.

Forward-Looking Statements
This press release contains express or implied forward-looking statements, including statements relating to expected operating results for the fourth quarter and FY 2005, and the expected impact of any adjustments, if any, to operating results following the complete financial review of the BGS organization and assessment of purchase accounting implications thereof. Lionbridge’s actual experiences, actions, financial and operating results for the fourth quarter, FY2005 and FY2006 may differ materially from those discussed in the forward-looking statements. Factors that might cause such a difference include the size, timing and recognition of revenue from clients; Lionbridge’s ability to recognize revenue generated by the BGS business, as well as the ability to collect accounts receivables from the BGS business; Lionbridge’s ability to resolve taxation questions regarding the BGS business; Lionbridge’s inability to successfully integrate Bowne Global Solutions and its employees into Lionbridge and achieve expected synergies; and Lionbridge’s ability to forecast revenue and operating results. For a more detailed description of the risk factors associated with Lionbridge, please refer to Lionbridge’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2005 and its Registration Statement on Form S-3 filed with the Securities and Exchange Commission on November 23, 2005 (File No. 333-129933).